EXHIBIT 15.1
Enstar Group Limited
3rd Floor, Windsor Place
18 Queen Street
Hamilton HM JX, Bermuda
Attention: Richard Harris, CFO
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Enstar Group Limited and subsidiaries for the three-month periods ended March 31, 2007 and 2006, and have issued our report dated May 10, 2007, for the three- and six-month periods ended June 30, 2007, and 2006, and have issued our report dated August 9, 2007, and for the three- and nine-month periods ended September 30, 2007, and 2006, and have issued our report dated November 9, 2007. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007 are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche
Hamilton, Bermuda
January 25, 2008